EXHIBIT 12.1

Statement Computation Ratio Earnings to Fixed Charges

PANHANDLE OIL AND GAS INC.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended September 30,
	2013	2014	2015	2016	2017
Earnings
Income (loss) before income taxes	20,690,049	36,821,462	14,157,341	(17,997,884)	4,220,933
Fixed charges	278,976	670,117	1,820,605	1,491,513	1,565,118
Amortization of capitalized interest	56,661	68,245	76,270	71,136	80,857
Interest capitalized	(121,418)	(172,499)	(148,493)	(24,929)	(168,351)
Total Earnings	20,904,268	37,387,325	15,905,723	(16,460,164)	5,698,557

Fixed Charges
Interest expensed	157,558	462,296	1,550,483	1,344,619	1,275,138
Interest capitalized	121,418	172,499	148,493	24,929	168,351
Amortization of capitalized expenses related to debt	-	35,322	121,629	121,965	121,629
Total Fixed charges	278,976	670,117	1,820,605	1,491,513	1,565,118

Ratio of Earnings to Fixed Charges	74.93	55.79	8.74	- (1)	3.64

(1)	For the fiscal year ended September 30, 2016, our earnings were insufficient to cover our fixed charges by $14,968,651.